Exhibit 21.1
Subsidiaries of Cancer Genetics, Inc.

State of Incorporation
Name                                         or Organization
Cancer Genetics Italia, S.r.l.                                 Italy
Cancer Genetics (India) Private Limited                        India
Gentris, LLC                                         Delaware
BioServe Biotechnologies (India) Private Limited                    India